Exhibit 99.1

Editas Medicine Announces Pricing of Up to $319.4 Million Public Offering

CAMBRIDGE, Mass., May 26, 2026 – Editas Medicine, Inc. (Nasdaq: EDIT), a pioneering gene editing company developing transformative medicines for serious diseases, today announced the pricing of an underwritten public offering of 55,555,556 shares of its common stock and accompanying common stock warrants to purchase an aggregate of 55,555,556 shares of common stock (or pre-funded warrants in lieu thereof). Each share of common stock and accompanying common stock warrant are being sold together at a combined public offering price of $2.25. The aggregate gross proceeds from the offering are expected to be approximately $125.0 million (assuming no exercise of the common stock warrants), before deducting underwriting discounts and commissions and offering expenses. If all of the common stock warrants are exercised at their exercise price, the Company would receive additional gross proceeds from the offering of approximately $194.4 million before deducting underwriting discounts and commissions and offering expenses.

Each common stock warrant will be exercisable for shares of common stock (or pre-funded warrants in lieu thereof), will have an exercise price of $3.50 per share (or $3.4999 per share if exercised for pre-funded warrants), will be exercisable immediately and will expire on the earlier of (i) the date that is thirty (30) days following the first public announcement by the Company of Phase 1 clinical data for the Company’s product candidate, EDIT-401, that discloses at least three patients in the trial that each demonstrated greater than 80% reduction in LDL-cholesterol as compared to baseline with at least one (1) month of follow-up and (ii) three years from the date of issuance. Any pre-funded warrants issued upon the exercise of common stock warrants will have an exercise price of $0.0001 per share of common stock, will be immediately exercisable and will expire on the date the pre-funded warrant is exercised in full.

All of the securities in the offering are being sold by Editas Medicine. The offering is expected to close on or about May 27, 2026, subject to satisfaction of customary closing conditions.

Cantor and Wells Fargo Securities are acting as joint book-running managers for the offering.

The securities are being offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-277471) that was filed with the Securities and Exchange Commission (SEC) on February 28, 2024, as amended by Post-Effective Amendment No. 1 to Form S-3 Registration Statement and Post-Effective Amendment No. 2 to Form S-3 Registration Statement, each filed with the SEC on March 5, 2025, and declared effective on March 21, 2025. The offering is being made only by means of a prospectus supplement and accompanying prospectus that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available at www.sec.gov. A final prospectus supplement relating to the offering will be filed with the SEC and will be available for free on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement may be obtained, when available, by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor New York, New York 10022, Email: prospectus@cantor.com; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 90 South 7th Street, 5th Floor, Minneapolis, Minnesota 55402, at (800) 645-3751 (option #5) or email a request to WFScustomerservice@wellsfargo.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Editas Medicine

As a pioneering gene editing company, Editas Medicine is focused on translating the power and potential of CRISPR genome editing systems into a robust pipeline of transformative in vivo medicines for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize durable, precision in vivo gene editing medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995, including statements about the anticipated closing of the offering. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: the satisfaction of customary closing conditions related to the public offering and the impact of general economic, industry or political conditions in the United States or internationally. These and other risks are described in greater detail under the captions “Risk Factor Summary” and “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 9, 2026 and in the Company’s subsequent filings with the SEC, the Company’s preliminary prospectus supplement filed with the SEC on May 26, 2026, and other filings the Company may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor and Media Contacts:

ir@editasmed.com

media@editasmed.com